Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Nine Months Ended September 30, 2006

Company Increases FFO Per Share by 44.4% to $0.26.
Same-Store Revenue Rises 7.1%, Same-Store NOI Up 6.7%.

SALT LAKE CITY, Utah, November 2, 2006 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and nine months ended September 30, 2006.  “Operating results for the third quarter were positive, and we remain optimistic regarding our ability to drive shareholder value through external and internal growth initiatives,” said Kenneth M. Woolley, CEO and Chairman of Extra Space Storage Inc.

Third Quarter 2006 Highlights:

•      Attained funds from operations (“FFO”) of $0.26 per diluted share, an increase of $0.08, or 44.4% compared to the third quarter of 2005.

•      Realized same-store revenue and net operating income (“NOI”)  increases of 7.1% and 6.7%, respectively, compared to the third quarter of 2005.

•      Raised $205.3 million in gross proceeds from a public offering of common stock.

•      Completed the acquisition of five self-storage properties for approximately $37.9 million.

•      Declared and paid a regular quarterly dividend of $0.2275 per share.

The results for the three and nine months ended September 30, 2006, include the operations of 561 properties, 213 of which were consolidated and 348 of which were held in joint ventures accounted for using the equity method, compared to the results for the three and nine months ended September 30, 2005, which included the operations of 546 properties, 191 of which were consolidated and 355 of which were in joint ventures accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, third-party management fees and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended September 30, 2006 was $0.26 compared to $0.18 for the three months ended September 30, 2005, an increase of 44.4%.  FFO per fully diluted share for the nine months ended September 30, 2006 was $0.69 compared to $0.47 for the nine months ended September 30, 2005, an increase of 46.8%.  FFO available to common shareholders was $14.7 million for the three months ended September 30, 2006, as compared to $7.3 million for the three months ended September 30, 2005.

FFO available to common shareholders was $38.8 million for the nine months ended September 30, 2006, as compared to $17.1 million for the nine months ended September 30, 2005.  The following table sets forth the calculation of FFO (dollars are in thousands, except share data):

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net income (loss)	$4,307	$(2,859)	$8,137	$(4,719)

Plus:
Real estate depreciation	6,945	6,286	20,066	13,952
Amortization of intangibles	1,944	3,199	6,448	7,235
Joint venture real estate depreciation	1,144	890	3,600	1,088
Income allocated to Operating Partnership minority interest	306	—	585	—
Less:
Loss allocated to Operating Partnership minority interest	—	(253)	—	(419)

Funds from operations	$14,646	$7,263	$38,836	$17,137

Weighted average number of shares - basic
Common stock (excluding restricted shares)	52,501,864	37,465,700	51,929,336	33,544,089
OP units	3,737,579	3,905,225	3,796,384	3,121,775
Total	56,239,443	41,370,925	55,725,720	36,665,864

Weighted average number of shares - diluted
Common stock	53,335,259	37,465,700	52,453,780	33,544,089
OP units	3,737,579	3,905,225	3,796,384	3,121,775
Total	57,072,838	41,370,925	56,250,164	36,665,864

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income (loss) and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings because net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The Company believes that the values of real estate assets fluctuate due to market conditions and FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income (loss) and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three and Nine Months Ended September 30, 2006:

Total revenues for the three and nine months ended September 30, 2006, were $51.2 million and $145.1 million, respectively, compared to $42.3 million and $89.8 million, respectively, for the three and nine months ended September 30, 2005. Net income for the three and nine months ended September 30, 2006 was $4.3 million and $8.1 million, respectively, compared to net losses of $2.9 million and $4.7 million, respectively, for the three and nine months ended September 30, 2005. Contributing to the increase in revenues and net income were the following:

•      the acquisition of 70 wholly-owned properties, including 61 Storage USA properties, during the year ended December 31, 2005;

•      the acquisition of 20 wholly-owned properties during the nine months ended September 30, 2006;

•      the increase in management fees due to additional joint-venture and third-party properties under management;

•      and continued revenue gains from the Company’s wholly-owned lease-up and stabilized properties.

Total expenses for the three and nine months ended September 30, 2006, were $34.7 million and $102.5 million, respectively, compared to $33.0 million and $69.4 million, respectively, for the three and nine months ended September 30, 2005.

Interest expense for the three and nine months ended September 30, 2006, was $13.4 million and $38.2 million, respectively, compared to $14.6 million and $28.3 million, respectively, for the three and nine months ended September 30, 2005.

Same-Store Portfolio Performance: The Company’s same-store stabilized portfolio consists of 103 properties wholly-owned and operated by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes at these properties without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands):

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2006	2005	Change	2006	2005	Change
Same-store rental revenues	$21,607	$20,172	7.1%	$62,514	$58,547	6.8%
Same-store operating expenses	7,406	6,862	7.9%	21,771	20,562	5.9%
Same-store net operating income	14,201	13,310	6.7%	40,743	37,985	7.3%

Non same-store rental revenues	23,075	16,073	43.6%	63,363	23,739	166.9%
Non same-store operating expenses	9,207	6,504	41.6%	24,832	10,723	131.6%

Total rental revenues	44,682	36,245	23.3%	125,877	82,286	53.0%
Total operating expenses	16,613	13,366	24.3%	46,603	31,285	49.0%

Same-store square foot occupancy as of quarter end	88.4%	86.3%		88.4%	86.3%

Properties included in same-store	103	103		103	103

Same-store revenues for the three and nine months ended September 30, 2006, increased 7.1% and 6.8%, respectively, compared to the three and nine months ended September 30, 2005. The increase in revenue was due to increased rental rates to new and existing customers and the Company’s ability to increase occupancy. Occupancy as of September 30, 2006 was 88.4% compared to 86.3% as of September 30, 2005.  Same-store expenses for the three and the nine months ended September 30, 2005, increased 7.9% and 5.9%, respectively, compared to the three and nine months ended September 30, 2005. The increase in expenses for the three months ended September 30, 2006 was predominantly due to property tax reassessments and utilities.  NOI increased 6.7% and 7.3%, respectively, for the three and nine months ended September 30, 2006, compared to the three and nine months ended September 30, 2005.

“We are pleased with our increases in revenue and NOI at our same-store properties.  Our revenue management team is having a positive effect on these properties, and on the overall portfolio as well,” added Mr. Woolley.

Public Offering of Common Stock:

On September 25, 2006, the Company completed the sale of approximately 12.1 million shares of common stock in a public offering that raised gross proceeds of approximately $205.3 million and net proceeds, after deducting underwriting discounts, commissions and offering expenses payable by the Company, of approximately $194.9 million. The Company intends to use the net proceeds from the offering for debt repayment, property acquisitions and general business purposes.

Property Acquisitions:

For the three months ended September 30, 2006, the Company acquired five properties located in California, Colorado, Georgia, Maryland and Texas for approximately $37.9 million. For the nine months ended September 30, 2006, a total of 20 properties have been acquired by the Company for approximately $136.0 million. All of the properties are wholly-owned by the Company.

Quarterly Dividend Declared and Paid:

On September 1, 2006, the Company announced its third quarter common stock dividend of $0.2275 per share. The dividend was paid on September 29, 2006, to stockholders of record as of September 15, 2006. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Balance Sheet Flexibility:

As of September 30, 2006, the ratio of total fixed rate debt to total debt was approximately 91.4%. The weighted average interest rate was 5.4% for fixed rate loans and 6.4% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.5%. The Company had $81.0 million of capacity on its line of credit, of which none was outstanding as of September 30, 2006.  Total debt, including trust preferred notes, was $945.2 million at September 30, 2006, compared to $950.3 million on June 30, 2006.

Kent Christensen, Chief Financial Officer, stated:  “The common stock offering that we completed in the quarter has strengthened our balance sheet considerably and has given us more flexibility to grow through acquisition and development.  We currently have $150 million in cash, which, when leveraged, gives Extra Space Storage over $300 million to pursue growth opportunities.”

Organizational Update:

On November 1, 2006, the Company made structural changes to its senior team.  Kent N. Christensen has been promoted to Executive Vice President and Chief Financial Officer, Charles L. Allen has been promoted to Executive Vice President and Chief Legal Counsel, and Karl Haas has been promoted to Executive Vice President and Chief Operating Officer.

Outlook:

For the three months ended September 30, 2006, the Company realized year-on-year growth in both revenue and NOI at its same-store stabilized portfolio and at its overall wholly-owned stabilized store portfolio (which includes the 57 stabilized properties acquired from Storage USA in July 2005). The Company estimates that revenues and NOI in the three months ending December 31, 2006 will be higher than revenues and NOI achieved in 2005 in the same period on these two groups of properties.

The 20 properties that the Company has acquired to date in 2006 are performing at budgeted levels.  The Company’s 23 wholly-owned lease-up properties are expected to grow occupancy and revenues, with a number of these properties achieving full stabilization during the final quarter of 2006.

Solid demand continues in many of the Company’s major markets.  The markets of Atlanta, Miami, Northern California and Phoenix were top performers while Detroit and Philadelphia performed below the portfolio average.

Earnings Outlook:  The Company expects fully diluted FFO for the three months and year ending December 31, 2006 to be within the ranges of $0.23 to $0.25 and $0.92 to $0.94 per share, respectively. The Company’s FFO outlook includes all of the property acquisitions that have occurred to date in 2006.

The Company’s estimates are based on the following assumptions:

•      Wholly-owned stabilized property revenue growth of 5%-6%

•      Wholly-owned stabilized property NOI growth of 5%-6%

•      Interest expense of approximately $12.8 million

•      Outstanding shares of approximately 68.0 million, including OP units

•      General and administrative expenses (net of development fees) of $36 million for the full year. This amount includes non-cash compensation expense of approximately $1.8 million

Mr. Woolley concluded:  “We are pleased with another quarter of solid financial and operational performance. Our growth can be attributed to our high quality, well-located portfolio, our commitment to best practice systems and the hard work and dedication of the Extra Space Storage team across the country.”

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in “Part II. Item 1A. Risk Factors” below and in “Risk Factors” included in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.  Such factors include, but are not limited to:

•      changes in general economic conditions and in the markets in which we operate;

•      the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•      our ability to effectively compete in the industry in which we do business;

•      difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•      the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•      difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•      delays in the development and construction process, which could adversely affect our profitability; and

•      economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the Investor Info section, and then on Financial Reports and the document entitled “Q3 2006 Supplemental Financial Information”.

Conference Call

Extra Space Storage Inc. will host a conference call at 11:00 a.m. Eastern Time on Thursday, November 2, 2006, to discuss its third quarter 2006 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Thursday, November 2, 2006 at noon Eastern Time through Thursday, November 16, 2006 at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 48294992. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns or operates 637 self-storage properties in 32 states including Washington, D.C. The Company’s properties comprise more than 430,000 units and 46 million square feet rented by over 300,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,333,901	$1,201,959
Real estate under development	36,343	10,719
Net real estate assets	1,370,244	1,212,678

Investments in real estate ventures	89,695	90,898
Cash and cash equivalents	151,686	28,653
Restricted cash	16,955	18,373
Receivables from related parties and affiliated real estate joint ventures	7,064	23,683
Notes receivable	1,688	12,109
Other assets, net	31,204	33,798
Total assets	$1,668,536	$1,420,192

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$825,604	$747,193
Notes payable to trusts	119,590	119,590
Line of credit	—	—
Accounts payable and accrued expenses	6,776	13,261
Other liabilities	29,952	23,785
Total liabilities	981,922	903,829

Minority interest in Operating Partnership	35,304	36,010
Other minority interests	225	225

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 64,151,274 and 51,765,795 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	642	518
Paid-in capital	821,852	626,123
Deferred stock compensation	—	(2,374)
Accumulated deficit	(171,409)	(144,139)
Total stockholders’ equity	651,085	480,128
Total liabilities, minority interests, and stockholders’ equity	$1,668,536	$1,420,192

Extra Space Storage Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005

Revenues:
Property rental	$44,682	$36,245	$125,877	$82,286
Management and franchise fees	5,357	4,563	15,697	5,331
Tenant insurance	716	863	2,608	863
Development fees	47	367	272	896
Other income	386	308	635	429
Total revenues	51,188	42,346	145,089	89,805

Expenses:
Property operations	16,613	13,366	46,603	31,285
Tenant insurance	284	513	1,506	513
Unrecovered development/acquisition costs	(87)	9	255	284
General and administrative	8,598	9,591	26,590	15,888
Depreciation and amortization	9,253	9,535	27,586	21,478
Total expenses	34,661	33,014	102,540	69,448

Income before interest, minority interest and equity in earnings of real estate ventures	16,527	9,332	42,549	20,357

Interest expense	(13,429)	(14,588)	(38,198)	(28,320)
Interest income	175	789	805	865
Minority interest - Operating Partnership	(306)	253	(585)	419
Equity in earnings of real estate ventures	1,340	1,355	3,566	1,960
Net income (loss)	$4,307	$(2,859)	$8,137	$(4,719)

Net income (loss) per common share
Basic	$0.08	$(0.08)	$0.16	$(0.14)
Diluted	$0.07	$(0.08)	$0.14	$(0.14)

Weighted average number of shares
Basic	52,501,864	37,465,700	$51,929,336	33,544,089
Diluted	57,072,838	37,465,700	56,250,164	33,544,089

Cash dividends paid per common share	$0.23	$0.23	$0.68	$0.68